Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Event Date/Time: Mar. 09. 2006 / 10:30AM ET

FINAL TRANSCRIPT

Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO, VP

CONFERENCE CALL PARTICIPANTS

Mark Husson

HSBC Investment Bank - Analyst

Adam Sindler

Morgan Keegan & Co., Inc. - Analyst

Dennis Telzrow

Stephens, Inc. - Analyst

Anthony Lebiedzinski

Sidoti & Co. - Analyst

Karen Holland (ph)

Lehman Brothers - Analyst

Chuck Sarinoski (ph)

KeyBanc - Analyst

Fred Speece

Speece Thorson Capital Group - Analyst

Jessy Hayem

Desjardins Securities - Analyst

Lee Giordano

Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2006 Casey’s General Stores earnings conference call.

My name is [Mika], and I will be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference.

[OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Bill Walljasper, Chief Financial Officer.

Please proceed, sir.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thank you.

Good morning, and thank you for joining us to discuss Casey’s results for the third quarter of fiscal 2006 ended January 31.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

I’m Bill Walljasper, Chief Financial Officer. Ron Lamb, Chairman and CEO, and Bob Myers, President and COO, are also here.

Hope all of you have already seen the press release. If you haven’t, please let me know, and I’ll make sure a copy is forwarded to you.

Before I begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2005 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey disclaims any intention or obligation to update or revise forward-looking statements, whether as the result of new information, future events, or otherwise.

I’ll take a few minutes to summarize the quarter, then open up for questions.

As most of you have seen, earnings from continuing operations in the third quarter were $0.14 per share, compared to $0.15 in the same quarter a year ago. Year to date earnings from continuing operations were $1.02, compared to $0.70 at the previous nine-month mark. Year to date, all of our three major categories are performing ahead of annual goal for both sales and margins.

It was a very difficult gasoline environment third quarter. Generally, in the market, when the wholesale cost of gasoline is declining, we see an expansion of our gasoline margin above our historical average of $0.105, due to a lag in the retail price. In the month of November, we saw the wholesale costs drop every week, and over the course of November, we saw nearly a $0.22 decrease in the cost of gasoline.

However, retail prices reacted very quickly, resulting in a margin for the month significantly below the $0.09 margin reported in the third quarter. In the last half of the quarter, we experienced rising wholesale costs with retail prices slow to follow, which continued to put pressure on our margin.

Same-store gallons in the third quarter were up 4.2%. Year to date, same-store gallons were up 5.7%, with an average margin of $0.116 per gallon. Gross profit, during this time, was up 18.9%, to $96.3 million.

In the third quarter, the average retail price of gasoline was $2.09, compared to $1.75 a year ago. Thus far, in the fourth quarter, we are seeing solid margin growth, however, the margin continues to be under pressure.

In the grocery and other merchandise category, sales continued to gain ground. In the quarter, total sales were up 8.7%, with same-store sales up 5.3%. The average margin for the quarter was 31. Through the first nine months, total sales were up 9.4%, to 592.8 million. Same-store sales were up 6.1%, with an average margin of 32.1, up 90 basis points. Both of these are well ahead of our annual goal.

The increased performance is primarily related to the improvement we have made over the course of the year in pride mix, strategic pricing initiatives, and benefits from lottery. We continue to benefit from lottery, not only from the commissions that it adds to the bottom line, but also for the additional customers that it draws to the store. In the third quarter, the commission from lottery sales was approximately 750,000, year to date is approximately $2.3 million.

The prepared food category continued its strong performance. Total sales were up 14.7% in the quarter, with an average margin of 62.5, up 110 basis points from a year ago. Same-store sales were up 9.9% in the quarter, and year to date sales increased 11.4%, to 171.9 million, with an average margin of 63.7. That’s up 360 basis points.

At the nine-month mark, same-store sales were up 7.4%, with gross profit up 18.4%, to 109.5 million.

Our cost of cheese for the quarter averaged $1.57 per pound, compared to $1.75 a year ago. Year to date, our average cost of cheese was $1.63 per pound, compared to $1.80 at the same time last year. As you saw in the press release, we were successful in negotiating a forward-buy that locked in the cheese cost through December, 2006. Our costs through the end of the calendar year will be $1.56 per pound.

In the third quarter, we completed the roll-out of our point-of-sale and retail pocket office systems. The information gained from both of these pieces of technology enables us to manage inventory more effectively and better match product-mix to meet customer demand. These efforts are reflected in the margin increases that we’re experiencing year to date.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

In the third quarter, operating expenses were up 12.8%, while gross profit was up 8.7%. The primary reason for the increase was due to increased credit card fees, insurance, and wages. Credit card fees for the quarter were up 35%, while insurance was up 38%. Wages contributed to nearly $3 million of the $10 million increase in operating expenses for the quarter, however, wages are only up 5.3%.

This increase has driven by the increase in bonuses we have paid and accrued for due to the strong year we are experiencing. At the nine-month mark, total gross profit was up 16.4%, while operating expenses were up 11.6%, well ahead of our goal.

Our balance sheet continues to be strong. At January 31, cash and cash equivalents were 24 million, and shareholders’ equity rose to 514.9 million, up 45.8 million.

We continue to pay down debt. Long-term debt net current maturities was down 12.3 million, to 110.7 million. Our long-term debt to total capital ratio is about 24%.

Cash flow from operations is 73 million, compared to 78.3 million at this time last year. We have used 88.3 million for capital expenditures, compared to 68.1 million a year ago. We anticipate capital expenditures to increase over the upcoming quarters with integration of the Gas and Shop acquisition, as well as additional acquisitions that we have targeted.

Year to date, we built ten new stores, closed on 17 acquisitions, and have written agreements for an additional three. At the end of the third quarter, we have 1,373 corporate stores and 19 franchise stores.

We completed the asset purchase agreement with Gas and Shop late in the third quarter. Nearly all of these stores are now operating as Casey’s, and we are in the initial stages of remodeling and adding kitchens to these locations. They should be completed within the next 12 months.

That completes my review for the quarter, we’ll now take your questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

Your first question comes from the line of Mark Husson of HSBC.

Please proceed.

Mark Husson - HSBC Investment Bank - Analyst

Yes.

Quick question about who’s leading the price down in the market place, and then, who’s stalling the price up? You’ve got quite a lot of different geographies here, so it’s unlikely that it’s just at one or two rogue players. Is there some pattern ton to what’s happening out there?

Bill Walljasper - Casey’s General Stores - CFO, VP

Well, you hit on part of that, Mark. It is a fragmented market.

Depending on where we are at in our market, there will be a certain competitor that will be driving the price up, or keeping it down. Probably — to give you a little more general comment on that — keep in mind, the market conditions after hurricane Katrina, saw a tremendous amount of profit gain from the oil refineries — actually, record profits. There’s a lot of pressure. Really, it didn’t sit well with the public. So, I think there may be some efforts to, perhaps, make the retail price of gas a little more palatable to the consumer, and that could be from a macro-perspective — keeping the retails down.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Mark Husson - HSBC Investment Bank - Analyst

Okay.

So, you think it’s the integrated companies that are sitting on the price?

Bill Walljasper - Casey’s General Stores - CFO, VP

You know, I can’t say that for sure. I believe that it would be an accurate statement.

But again, it’s a fragmented market. It would depend where you’re at in our geographic area. It would run the gamut of different competitors.

Mark Husson - HSBC Investment Bank - Analyst

Okay.

And then, the other thing was, the gallons that slowed from the year to date rate. Was that just because more aggressive pricing elsewhere - that the price-oriented customer was shopping around?

Bill Walljasper - Casey’s General Stores - CFO, VP

I’m not sure I could say — that gallons, I thought, were up very nicely. We had an over 4% same-store, and I think the gallons in the quarter were up 7.7%. So, I see that as a positive.

Keep in mind, the third quarter, historically, is the slowest quarter for us. You’re going to see a lot more driving in the Q1, Q2, of our business.

Mark Husson - HSBC Investment Bank -Analyst

Okay.

And then, just a general question — do you — if you look at someone like 7-11, who tends to manage their business to hit a certain margin number, and they don’t seem to care about the gallons, and there are some other players that care way more about gallons than they do margin. How would you characterize how you run your business?

Bill Walljasper - Casey’s General Stores - CFO, VP

Well, we try to achieve a balance in our gasoline area. Obviously, we’re attentive to the gasoline margin, but we’re also attentive to the gallons sold. At the end of the day, Mark, what we’re trying to do is drive gross profit dollars, and really, to do that, I think you really have to be conscience of both of those efforts.

You’re familiar with our gas-pricing philosophy in that we will follow the competition up or down, we’d don’t lead the market. So, we don’t necessarily target for 10.5 gas margin, which happens to be our historical average, we just try to make sure that we have that balance to try to achieve the maximum gross profit possible.

Mark Husson - HSBC Investment Bank - Analyst

Great.

Thanks very much.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks, Mark.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Operator

Your next question comes from the line of Adam Sindler of Morgan Keegan.

Please proceed.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Hi. Good morning.

Bill Walljasper - Casey’s General Stores - CFO, VP

Hi, Adam.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Couple questions here — just looking at the modeling going forward, when we’re looking at the dynamic that happened in this quarter with operating expenses actually outpacing the growth, in-gross profit dollars. Then, just over the last two quarters, in general, in total dollars, SG&A, or operating expense, has been up about 13%.

Should we look, going forward, more for a targeted rate of operating expenses versus basically sales inside the store, or, at this point, is management thinking that we could continue to see growth in the basically low double-digit range in operating expenses into ‘07, given that it appears that crude oil prices are still up year-over-year?

Bill Walljasper - Casey’s General Stores - CFO, VP

Good question.

First of all, internally, we don’t look at operating expenses as a percentage of sales. That tends to get skewed because of the retail price of gas.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

No, I’m saying ex-gas. I’m just saying inside the store.

Bill Walljasper - Casey’s General Stores - CFO, VP

Having said that, when you look at operating expenses, to look at it on a go-forward basis, you need to look at a few metrics. Really, the three areas that I mentioned in my opening comments — bank charges, which are credit card fees, insurance, and wages — are really the three big components of operating expenses.

This year the wage number is up, as I indicated, because of the strong year we’re having. If, in fact, in the next fiscal year, we continue to have another strong performance, there’s certainly a likelihood that that number could go up a little bit as well. We paid a little more in bonuses to the operational staff, also the accrual for bonuses, as well, due to the strong year.

Now, with respect to credit card fees, obviously, that’s a component of the retail price of gas. Our retail price of gas, this year compared to last year, is up significantly, as I mentioned in the opening remarks. So, a lot of that’s going to be dependent upon where the retail price of gas comes in at in next fiscal year. If it continues to climb up, I would certainly anticipate an increase in credit card fees. If it stabilizes, now you have a comparison that you’re comparing roughly the same retail price next year versus the current year that we’re in.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

So, that’s going to be a wait-and-see. I’m not sure where the retail price will go.

So, the insurance side, we said that, in the third quarter — that we just had a little experience in the health insurance category in the third quarter. I would not necessarily anticipate some large increases in the insurance category. That’s typically driven off experience. Obviously, we’re going to have some times when we’re going to have more workers’ compensation claims and more health insurance claims, but that tends to balance out over the course of a year.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

I guess, going back to that, what I’m trying — to build the model out for the fourth quarter and into ‘07, what is the best way to look at this — as a percent in sales? Just inside the store, excluding the gas, that way you can eliminate the price increases there, or is there going to be just continued growth in total dollars, and also — just second to that — could you quantify, you did — I appreciate the dollar amount for wages. What was the dollar amount in credit card fees in operating expenses?

Bill Walljasper - Casey’s General Stores - CFO, VP

About $1.8 million.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO, VP

And about — close to $2 million on the insurance—. So really, those three components really represent about 8 million of the $10 million increase.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

And to that, would that be what your — would that be what your guide to how we should look at this in the next year, sort of a take those numbers and supply our estimates to what we think gas prices are going to do, and then, basically,—?

Bill Walljasper - Casey’s General Stores - CFO, VP

I would say that’s a starting point. You take a look where you think the retail price of gas is going to be, and if it’s going to be comparable to this year. You shouldn’t see a significant increase in the bank charge, or credit card fees.

From an insurance standpoint, it will be a little more difficult for you to quantify that because, really, what drives that is experience. We’re going to see insurance increases — I mean, same-store insurance increases are still in the low-single digits. It’s every now and then, we have a quarter that just pops up on us, but from a wage standpoint, again, I think you’re going to have to model — if you anticipate us having a certain percentage increase in earnings next year, you can anticipate that perhaps, the bonuses, as well as the accrual for those, may be up.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Is there a certain level of profitability at which the bonuses increase, if you exceed a certain threshold?

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

Well, internally, we’ll do some modeling for fiscal ‘07, and we’ll come up with our projections for earnings for fiscal ‘07, and that’s where we start the target — I guess, if you will — for the bonus structure.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO, VP

We’re certainly well on course for that here. We’re having a very strong year, as you can see.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Right.

Bill Walljasper - Casey’s General Stores - CFO, VP

So, a lot would depend on that regard. Keep in mind that this year that we’re in, we’re comparing against the last year when bonuses were not paid out.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay. Okay.

And then, just lastly, on the gross margins inside the store—?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

After the first, very strong first-half of the year in prepared food, we saw a little slowdown in the growth in margins in the third quarter. Is that just a seasonal issue?

Bill Walljasper - Casey’s General Stores - CFO, VP

Part of it’s a seasonal issue. Let me add a little color on that. You’re exactly right. Our grocery and general merchandise margin went down 40 basis points in the quarter compared to the same time period a year ago.

There’s a couple things that are playing into that — first of all, we did have a — probably 90%-plus increase in the sale of phone cards in the third quarter compared to last year. Those are very low margin items, in the low-teens actually. So, the contribution of the sale of the phone cards, obviously, increased dramatically in the third quarter. So, what we experienced in the third quarter this year, we saw just the opposite in the second quarter sequentially.

If you recall, we had margin north of 33 in the second quarter. Part of that increase was due to the increased sales in bottled water and Gatorade, which have a higher margin in the grocery catagory as a whole, so that helped to lift the margin in the second quarter.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Just the opposite happening here, we have a higher contribution of sales of phone card, i.e., a lower-margin item, and that’s dragging it back a little bit. The other thing that is going on there is, what we try to strive for is to really trying to drive gross profit dollars. So, we’ll make operational decisions to really drive gross profit dollars, and in this case, we make some decisions.

Roughly about the start of December, we pulled out what we called eight racks. They’re a display of novelty items that sits in the food court item area, which is right in front of the fountain and food warmers — pulled those out of 192 locations. Those were our A-style stores, the older stores, smaller stores, trying to focus more on the baked and prepared food area, making sure customers had adequate room to get in and out, and get those products.

Also, back — right about June, we pulled some novelty items off the counter and replaced those with bakery items, the to-go cups that have mini-cookies, and the doughnut holes. Those are a significantly higher-margin item than the novelty items, so what we’re doing is we’re taking sales away from the novelty area, but we’re gaining those sales on the bakery and prepared food area. That’s why, in part, at least, the prepared food category is up so nicely.

Those novelty items carry a much higher gross profit margin than the catagory, grocery and other merchandise as a whole, so those are really the two dynamics. Those things would have got you back to that 31.4 margin.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

But [inaudible] on the prepared food side, there, too, you had 64, 64.5, or a 64.6, and then, fell off to 62.5?

Bill Walljasper - Casey’s General Stores - CFO, VP

Now, you look at it period-to-period, obviously, we’re up 110 basis points, which is excellent, but sequentially speaking, you’re right.

We went from a North of 64 margin in the second quarter to a 62.5 in the third. There are a couple things going on there. First of all, right about the first of December, we experienced some increased supply costs, and those are for like the cup, the straws, the products like the boxes that our pizzas to go in, things of that nature. That represented about 60, 65 basis points on the margin. So, that was one of the things going on in that regard there.

Also, in the third quarter, we did have an increase in our stale factor, which also played into pulling the margin back. If we were to stabilize the stale factor in the third quarter and not had the increase in supply, we would have been very close to 64 margin.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

And then, just the stale factor — I know that in the past, we talked about the POS trying to help reduce that?

Bill Walljasper - Casey’s General Stores - CFO, VP

No, year-to-date, we’re down. Our stale factor is down about 1%.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

But in the third quarter, is there anything that happened specifically?

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

No, I think what it is, we still are on a bit of a learning curve, albeit we’re doing very good with point-of-sale in the prepared food catagory. Keep in mind, the seasonality of our business. We certainly need to continue to tweak that and make sure that we are producing the right amount of product at the right time in all seasons. This was a little unusual quarter in the fact that it was abnormally warm quarter for us compared to other third quarters. So, we’ll continue to work on that, and I’m confident that we’ll see continued strides in that area.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Wonderful.

Thanks, Bill. I appreciate it.

Bill Walljasper - Casey’s General Stores - CFO, VP

You bet, Adam.

Thanks.

Operator

Your next question comes from the line of Dennis Telzrow of Stephens, Inc.

Please proceed.

Dennis Telzrow - Stephens, Inc. - Analyst

Good morning, Bill.

Bill Walljasper - Casey’s General Stores - CFO, VP

Hi, Dennis.

Dennis Telzrow - Stephens, Inc. - Analyst

You just made a comment on the current third quarter, [inaudible] margin in that you saw solid growth that was under pressure. Should I interpret that to mean that it’s improved from the—?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, we have solid gallon growth. That’s what we’re seeing in the fourth quarter.

I think your question is, the pressure on margin — that pressure on margin is, obviously, in relationship to our historical average of 10.5, but it’s actually closer to the 9-margin that we just experienced in the third quarter.

We’re seeing an environment, right now, of rising wholesale costs, and that obviously, puts pressure on margin.

Dennis Telzrow - Stephens, Inc. - Analyst

So, margin currently similar to what you saw in the third quarter?

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

Closer to that—.

Dennis Telzrow - Stephens, Inc. - Analyst

And — so, the competitive pressure probably is still somewhat stronger than normal?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, that’s such a good way to put it, Dennis.

Obviously, you’re familiar with our gas pricing philosophy, and the competitive nature of the product right now, there’s just — the retails are not moving like they have in the past. And then, we have a rising wholesale environment.

Dennis Telzrow - Stephens, Inc. - Analyst

The acquisition of stores over in Omaha — kitchens should be in place by end of this calendar year, or any feel for that?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, I’ll give you a little color on that.

As you know, we acquired 51 stores from the Gas ‘N Shop chain. We have an option on two additional stores, so that could be 53. They’re trying to work through some lease arrangements with some quick-serve restaurants in those two locations.

Of those 51, we will close up to 11 as the press release indicated. We actually will be closing ten of those locations. We decided to take out one of those locations and to try to make that an operational facility for us.

20 of those locations, as the press release indicated, were up and operational in January — late-January — all but two of the remaining are now operational as Casey. We did get those up and running in that six week time period that we mentioned in prior 10-K filings.

To answer your question on kitchens — the majority of those kitchens will be completed probably by October, November of this year. Obviously, we’re coming into the warmer months where construction activity increases, so we’ll continue to roll those out, and again, we should probably most of those completed by October, November of this year.

Dennis Telzrow - Stephens, Inc. - Analyst

And last question — cigarette [inaudible] on a unit in margin basis?

Bill Walljasper - Casey’s General Stores - CFO, VP

Units are off a little bit on a year-to-date basis, margins, roughly flat, on a year-to-date basis. So, we’re doing a nice job in managing that category.

Dennis Telzrow - Stephens, Inc. - Analyst

And RDOs are still down year-over-year?

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes. Yes. The RDAs are off. This is about the time where we start looking at — or we start seeing some different changes in any contracts that we might have. So, we’ll try to keep you abreast of any changes that come forward.

Dennis Telzrow - Stephens, Inc. - Analyst

Thank you.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks, Dennis.

Operator

Your next question comes from the line of Anthony Lebiedzinski of Sidoti & Co.

Please proceed.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Good morning.

A couple of questions — you made some comments in regards to with South, get a gallon growth, so far quarter to date. Any comments for sales inside the stores, so far, quarter-to-date?

Bill Walljasper - Casey’s General Stores - CFO, VP

Very solid as well.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO, VP

Sales in all three categories continue to be very strong.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay.

So — and then, as far as margins inside the store—?

Bill Walljasper - Casey’s General Stores - CFO, VP

A little too early to tell in that regard.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay.

Also, I think you guys are nearing completion of your distribution center expansion. Is that still the case?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes. Absolutely.

We anticipate being complete with that — have it up and operational sometime in April.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay.

The tax rate was somewhat lower than I expected in the third fiscal quarter. What was the reason for that, and what do you expect for the tax rate for the fourth fiscal quarter?

Bill Walljasper - Casey’s General Stores - CFO, VP

On a go-forward basis, I would put more of it on the lines of 36%. The reason in the third quarter — the reason it was off a little bit, we did have some contingency reserves that were out there, and through the course of our tax calculation, deemed that we didn’t need that type of contingency reserve on the tax side, and that was the result of the numbers that you’re calculating now.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

And as far as capital expenditures — I think you may have addressed this, I joined the call late — but, what was the number year-to-date, and what do you project out for the fiscal year?

Bill Walljasper - Casey’s General Stores - CFO, VP

We’re just over 88 million in capital expenditures through the nine-month — probably somewhere at a 100 million. Coming into the year, we were looking more around a 95 million, but it’s going to come in closer to the 100 million.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay.

Thank you.

Operator

Your next question comes from the line of [Karen] Holland of Lehman Brothers.

Please proceed.

Karen Holland - Lehman Brothers - Analyst

Hi. How are you all this morning?

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

Great.

How are you doing?

Karen Holland - Lehman Brothers - Analyst

Doing well. Doing well.

Had a quick question on the prepared food side — obviously, the comp was very strong off of pretty strong comps last year. Is that entirely due to bakery? Were there any other products that were rolled out, or are you seeing particular strength in meals versus drinks, versus snacks?

Mark Husson - HSBC Investment Bank - Analyst

Well, I’ll tell you what’s driving — you’re talking about the same-store sales comp?

Karen Holland - Lehman Brothers - Analyst

Exactly.

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, I’ll tell you what’s driving same-store sales is we have introduced new products over the course of the year. Two of the main products that have been introduced and really have taken off come under this concept that we call the to-go cup, and those are the mini chocolate chip cookies that are served in there, as well as the doughnut holes. We also rolled out pizza pockets that are performing very well, but when — internally, when we look at prepared food sales, we look at fountain, which is coffee and fountain, bakery, then pizza. All three of them are doing extremely well. And I think it’s just more of an increased focus on prepared foods. Taking the point of sale information that I mentioned earlier on a, basically, a location-by-location basis, and really, what you’re doing with the plan-o-gram is you’re trying to optimize sales so we know what sells, when it sells, and what it sells with. We’re actually trying to prepare the right quantity of food, the right type of food at the right time of day, to optimize those sales and at the same time, hopefully, reduce our stale factors.

Over the course of the year, we’re certainly on that trend. We have new products coming out all the time, so those will certainly add to it as well.

Karen Holland - Lehman Brothers - Analyst

Great.

One other question I had — just on the trends you’ve seen in consumer shopping overall — just wondering if you’ve seen any changes with people who were going filling up their gas and then, going and shopping at the store, versus people who are just paying at the pump. Obviously with higher gas prices, are people less inclined to come into stores?

Bill Walljasper - Casey’s General Stores - CFO, VP

Gas prices, over the last year, they have been up and down obviously. They went North of $3 after hurricane Katrina. They’re up, as I mentioned, $2.09 is the average cost in the quarter. We have not seen any elasticity in demand for any products because of a higher retail price of gas.

Obviously, if you look at our same-store sale overs the course of the last year, and those are posted on our website, you can see some very solid, same-store sales growth in all categories. I think that’s indicative to the fact that people are continuing to shop in our stores and buy gasoline.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Karen Holland - Lehman Brothers - Analyst

And what percentage of the shoppers that are buying gas go into the stores usually?

Bill Walljasper - Casey’s General Stores - CFO, VP

I don’t have a number for you on that, unfortunately. It’s a little bit tough to do that.

We do have pay-at-the-pump, so they may — they make a transaction at the pump and clear the credit card there, then come in the store, make another credit card, or they might do just the opposite, and they buy everything with a credit card. That’s a little bit more different to quantify.

Karen Holland - Lehman Brothers - Analyst

Okay. Great.

Thanks so much.

Operator

Your next question comes from the line of [Chuck Sarinoski] of KeyBanc.

Please proceed.

Chuck Sarinoski - KeyBanc - Analyst

Good morning, Bill.

Bill Walljasper - Casey’s General Stores - CFO, VP

Hi, [Chuck].

Chuck Sarinoski - KeyBanc - Analyst

I want to explore some of the gas pricing a little bit further.

What are you saying in terms of specific impacts from use of supermarket loyalty card programs, or supermarket promotions, on the pricing, as well as warehouse club activity? And even state and federal governments’ moral [inaudible] about gas prices? How is that affecting — those three items are affecting the pricing of gasoline?

Bill Walljasper - Casey’s General Stores - CFO, VP

First of all, take what I’ll call the big box retailers, and I’ll throw into that, Chuck, the Wal-Marts and Costcos of the world, but also the grocery store chains that are getting into the gasoline sales.

Keep in mind, our demographics would be a little bit different than their demographics. Most of our stores are located in very small rural communities where they don’t have the large grocery stores, nor do they have the Wal-Marts or Costcos, so we would be a little bit less impacted by that phenomenon than, perhaps, some other retailers of gasoline. So, we don’t see that being a huge impact in our market areas.

Having said that, however, there are certain markets that we operate. We do come against the Wal-Marts and we do come against the grocery store chains that sell gasoline, and they can be disruptive. In fact, they are disruptive in the gasoline margin area. But we have a critical mass and distribution systems to compete with them, and on the other side of that fence, that does create acquisition opportunities for us because the smaller operators just can’t — aren’t at that same competitive level.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

So, having said that, I’m going to your next part of that — I believe it was the legislation?

Chuck Sarinoski - KeyBanc - Analyst

Not necessarily legislation, but more of the threat thereof, and other noise that the political class is making about the level of gasoline price on any particular day.

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, and there’s a lot of activity in that. Obviously, subsequent to hurricane Katrina, Congress was looking at that, and looking at a wind-fall tax. Certainly, the governments are looking at the public outcry of higher gas margin — excuse me, higher retail prices — and the words “price gouging” come up. Certainly, that plays into it, I believe, hard to quantify how much, however. It’s more of an [inaudible] type, but I think it certainly is out there. I think that retailers are looking at that, and they certainly want to be considered to be palatable in the retail price with the consumer. I think, in part, that’s created some noise in the marketplace right now.

Chuck Sarinoski - KeyBanc - Analyst

Okay.

As you look at the gross profit, pennies per gallon, during the quarter, Bill, it was — it dropped quite a bit in November. How was the trend as the quarter went on and into the fourth quarter?

Bill Walljasper - Casey’s General Stores - CFO, VP

Well, November was the low month in the quarter from a gas margin. It got better in the subsequent months in the quarter. So December, January margins were better, obviously.

As I made a comment there, we are under some pressure into the fourth quarter, in relationship, obviously, to our historical average, but also, it’s probably a little bit closer to what we reported in the quarter. So, on the upside of that, however, Chuck, what I’m seeing now is when wholesale prices are rising, we are seeing a margin pressure, and when wholesale prices are declining, we are seeing an expansion on margin. I like to see that because in the month of November, like I mentioned in my comments, it reacted a little bit differently than that. The pattern, or the trend, is back to more normalized configuration.

Chuck Sarinoski - KeyBanc - Analyst

Okay. Okay.

And then, finally, has there been any marked change in the number of total gasoline outlets you compete against in your overall-chain footprint?

Bill Walljasper - Casey’s General Stores - CFO, VP

Not that I’m aware of. I think, as a whole, there’s a consolidation going on in the retail space. We’re certainly a player in that on the buy-side, and I don’t think there’s any significant decrease necessarily in the quarter.

Chuck Sarinoski - KeyBanc - Analyst

Alright.

Thank you.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks, Chuck.

Operator

[OPERATOR INSTRUCTIONS]

Your next question comes from the line of Lee Giordano of Merrill Lynch.

Please proceed.

Lee Giordano - Merrill Lynch - Analyst

Thanks. Good morning.

Bill Walljasper - Casey’s General Stores - CFO, VP

Hi, Lee.

Lee Giordano - Merrill Lynch - Analyst

How are you doing?

Bill Walljasper - Casey’s General Stores - CFO, VP

Great. How are you doing?

Lee Giordano - Merrill Lynch - Analyst

Good.

Just another question on gas margins — when we look at the Opus industry data, seems that the gas margins, on average in the Midwest, are typically somewhat low in the rest of the country, particularly in recent months. Is that — is that accurate from what you’ve been seeing, and if so, why do you think that has been the case?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, generally speaking, that is the case. That may not be the case in every month, or every time period, but . generally speaking, you’re exactly right. I think, primarily, it’s just a different competitive nature of this area.

That will fall in the pocket, even for us, even in the nine-state area, Lee, I’ll take the State of Iowa, for instance. Here in the Des Moines area, it’s been one of the probably the least profitable markets in the nation. However, you go up to the Northeast part of Iowa, and we consistently get $0.12, $0.125 gas margins in that area. If all our stores were in the State of Minnesota and Wisconsin, we would probably see $0.12, $0.125 gas margins for the Company. Conversely to that, if all of our stores were in the State of Illinois, we’d never see a double-digit gas margin.

Really depends on the competitive atmosphere of the state-by-state basis, and you’re right on point. That changes from geography-to-geography, depending where you’re at.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Lee Giordano - Merrill Lynch - Analyst

And does that impact your future plans for acquisitions? Are you looking to target those areas’ entire margins?

Bill Walljasper - Casey’s General Stores - CFO, VP

I don’t think, necessarily, impact, but it certainly — it throws up another metric that we have to be conscious of. If we’re looking at an acquisition in an area where there are historically low gas margins in relation to our $0.105 historical margin, we need to be cognizant of that, and make sure that we account for that in our modeling on a go-forward basis prior to acquiring that chain.

Lee Giordano - Merrill Lynch - Analyst

Right.

And then, secondly, can you just remind us when you took price increases last year on certain items, what those items were, and then, how the comps are performing on those items?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, I can’t give you specific comps on those items. We somewhat divulged that, but I can give you the time frame. It was late-January of last year, and we took price increases in the grocery and general merchandise, and the bottled water and Gatorade. In the prepared food area, we took price increases on the specialty pizzas — the whole pies — price increase on the slice of pizza, a dozen doughnuts. Those are probably the main areas in the fair food category. So, we have now cycled against those.

Lee Giordano - Merrill Lynch - Analyst

Yes.

And then, lastly, just on the technology improvements that you’ve been working on — how would you characterize the progress you made so far? Has there been any hiccups in the implementation, and how much more proclivity do you think there is?

Bill Walljasper - Casey’s General Stores - CFO, VP

There really weren’t any significant hiccups in implementation. We took it pretty slow with that. We wanted to make sure we alleviated any concerns in the system. We didn’t want to get too far ahead of the game and find out we had a problem.

We are now completely rolled out, as I mentioned, with the point-of-sale and the retail pocket office — and that’s a hand-held bar code scanner our managers use to check-in direct store delivery products. Now that we’re rolled out, now the challenge for us is to continued to utilize the information beneficially.

I think if you look at some of my opening comments, what we’re trying to accomplish, Lee, is to drive gross profit dollars. If you look at total inside, in the quarter, which includes lottery, our total gross profit was up 13% in the slowest quarter of our business. I see that as a positive.

So really, you may not see necessarily huge margin expansion, but gross profit dollars is what we’re trying to drive. That’s a combination, obviously, of getting the right products out in front of the customers and different pricing points on those products, so—.

Lee Giordano - Merrill Lynch - Analyst

Right. Great.

Thanks a lot.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

You bet, Lee.

Operator

Your next question is a follow-up question from the line of Adam Sindler.

Please proceed.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Yes.

I had a couple of follow-ups here. Just going back to what Lee was just talking about, now that we have seen some of the benefits from POS, coming just from a timing — when to get out and what to get out. — what is the next leg of growth that you see coming from the technology?

Bill Walljasper - Casey’s General Stores - CFO, VP

I think there’s still room for growth. I don’t think we’ve tapped into the information there yet to its fullest degree. I still think we have opportunities to continue to drive those gross profit dollars derived, in part, from the point-of-sale information.

Keep in mind, we just completed all the rollout with that, so not even half our stores have cycled through a full year of that. It’s going to continue to get better for us as we learn more and more about the different selling habits and different customer characteristics in our nine-state area.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Is there anything — just an example you could provide?

Bill Walljasper - Casey’s General Stores - CFO, VP

Really, I can’t give you a specific example. I think it’s more — maybe a good example should be, most recently, is the one I mentioned earlier — looking at trying to drive gross profit dollars by pulling some novelty items off the counter and adding bakery items in its place. That was a very successful move for us, and those products are very successful from a sales perspective and a margin perspective. There’s a good example right there. I think you’ll see some of those things as we go forward as well.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

And that was a direct result of the — of some information you got from the POS?

Bill Walljasper - Casey’s General Stores - CFO, VP

In part, yes. In part, obviously. Obviously, there’s a lot of operational thought processes going on there as well.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

And then, secondly, when you look at the other category, is that the lotto tickets, or — because that was up just a huge [inaudible] versus past quarters?

Bill Walljasper - Casey’s General Stores - CFO, VP

The margin in that area and the — the sales are coming down because the franchise stores are — we only have 19 left. But the other margin, up to 47, 1, that comes in at 100% commission. That’s why the margin’s so high.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Does that have to do with the big Powerball jackpots, do you think?

Bill Walljasper - Casey’s General Stores - CFO, VP

Certainly, there is a certain amount of frenzy when a jackpot gets up to 300-plus million. I know my wife likes to buy lotto tickets when it gets to that level.

At any rate, yes, there is a certain uptick in lottery sales at that time. You bet.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay.

And then, going back — if you could tough on the gas one more time. You mention that November was the worst month, and I find that interesting given that that was actually the month that wholesale was declining. Can you give us a little bit more clarity? In November, could you give us what the gas margin was in November?

Bill Walljasper - Casey’s General Stores - CFO, VP

I can’t give you the gas margin in November, but I can tell you it was significantly below the nine-margin that we reported in the quarter.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

So, you actually gained margin back in a rising wholesale environment?

Bill Walljasper - Casey’s General Stores - CFO, VP

We did in the last two months of the quarter. Yes.

I can tell you what happened, every — actually, every week in the month of November, we saw the wholesale cost drop. Retails responded very quickly, and maybe, in some cases, even over-responded, and consequently, that’s where we saw the pressure.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

That’s a good sign though, and then, just two more quick ones, real quickly.

I think we had talked in the past about trying to get some more data on when someone does come in to buy a lottery ticket, the average size of the basket or some of the other items that they buy. Have you been able to do more research on that?

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

Let me give you a little color on that with lottery. We’ve done some work — I’ll tackle your question a couple ways, Adam.

First of all, from a same-store sales basis, we’ve done some work looking at same-store sales in stores that have been selling lottery for a complete year, in comparison to stores that have not been selling lottery for a complete year, in comparison to stores that don’t sell lottery. We still have about 15 or so stores that don’t sell lottery. There is anywhere from 1% to a 2% differential in the stores that sell lottery tickets for a full 12 months compared to the other categories, so obviously, it’s helping us on the same-store sales movement.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

That’s spread between the grocery and the prepared food?

Bill Walljasper - Casey’s General Stores - CFO, VP

Every line item, and even if you drill down into the beer, pop, cigarette, candy — line item’s doing exceptionally well.

So, obviously, lottery is having an impact on our same-store sales. They’re coming in buying lottery tickets, but also buying other products when they’re in there. As far as the dollar — I think you asked, the basket range — anywhere from $1 to $2, depending on how long the store’s had lottery is an additional basket ring. So, we’re gaining some — not only foot traffic because of lottery, but we’re also gaining same-store sales growth because of it.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Wonderful. And then, just lastly, when you look out over the next three to five years, have you looked at what thought of the overall convenience store market is in your nine-state territory, and how you feel you’re positioned there? Over the long-term, how many potential acquisition targets do you see still available in that area, given that you tend to stay in smaller towns?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes. Yes, and you’re right.

We are currently — our acquisition strategy is to find acquisitions that fit our business model. Obviously, the Gas ‘N Shop was a very nice fit for us. I have asked that very question to our real estate department, and their response is that there are ample acquisition opportunities available. We are currently targeting several chains — smaller chains — within our nine-state area, ranging from 12, up to 80 or 90 stores. And, some of those, we are looking at the financials currently to see if it makes sense for us to move forward.

So, we think there’s ample acquisition opportunity. We also have identified several chains outside our nine-state area, and we’re in the due diligence process to see if they even fit our business model. I think that, going forward, obviously, the goal is to ramp-up our acquisition activity, but I will be very quick to say that we will not chase a number. Even though we put a goal out there for acquisitions, we’re not going to chase that. We want to make sure we complete our due diligence, and we buy appropriately. The overall riding goal there, obviously, is to make sure we drive return on invested capital and drive earnings.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Do you have about — approximately how many C-stores operate in the nine-state area?

Bill Walljasper - Casey’s General Stores - CFO, VP

I don’t have that at my finger tips, I do have some information on that however.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay. I’ll call offline.

Thank you.

Operator

Your next question comes from the line of Fred Speece of Speece Thorson Capital Group.

Please proceed.

Fred Speece - Speece Thorson Capital Group - Analyst

I take it you didn’t win the lotter. That’s why you’re at work today.

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes, I’m still at work today. Ron’s making me work today. I’m unsuccessful.

Fred Speece - Speece Thorson Capital Group - Analyst

Your same-store sales numbers, I take it they do not include the Gas ‘N Shop?

Bill Walljasper - Casey’s General Stores - CFO, VP

That’s absolutely correct, nor do they include lottery, Fred.

Fred Speece - Speece Thorson Capital Group - Analyst

They do not include lottery.

Bill Walljasper - Casey’s General Stores - CFO, VP

Lottery sales are not part of that.

Fred Speece - Speece Thorson Capital Group - Analyst

And of this quarter, can you give us some revenue number that the acquired stores represented?

Bill Walljasper - Casey’s General Stores - CFO, VP

From Gas ‘N Shop?

Fred Speece - Speece Thorson Capital Group - Analyst

Yes.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

It’s really too early to tell.

We brought 20 of the stores online in January. They were very late January, so I don’t have any figures. I guess it’s a little too early.

I will tell you this, at the report next quarter, I will have a breakdown of that for you.

Fred Speece - Speece Thorson Capital Group - Analyst

Okay.

Are there expenses within any of the categories or in your SG&A? There has to be some expenses related to this acquisition that will continue into the next quarter, or that won’t?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes. Of that $88 million capital expenditure number that I mentioned, about 3.7 million of that is related to the Gas ‘N Shop acquisition, and, obviously, going forward, we will certainly have capital expenditure related to the re-branding of our Gas ‘N Shop stores.

Fred Speece - Speece Thorson Capital Group - Analyst

Okay.

Of the $100 million in your CapEx this year, how much of that is, quote, acquisition cost, and how much of it is brick-and-mortar type things?

Bill Walljasper - Casey’s General Stores - CFO, VP

If you break that down, if you think through the metrics of that goes into that. First of all, right now, we have 17 acquisitions in addition to the Gas ‘N Shop. Each one of those are going to be somewhere around $1 million — that’s the average acquisition cost. So there’s about $1 million associated with that.

With our replacement stores, we plan on doing about 15 to 20 replacement stores in the fiscal year. There’s going to be about another $1 million per store location. We also have about — roughly, it’s going to be in the quarter.

I don’t know where it’s going to come in yet, but I believe we’re spending about $9 million for the warehouse expansion. That’s not to exceed 12 million, but it could be up to $12 million of that would be coming from, so—. That’s where you’re going to come in at. I can give you — we’ll have a detailed breakdown of CapEx for the capital budget going forward as well.

Fred Speece - Speece Thorson Capital Group - Analyst

Okay. Okay.

Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks.

FINAL TRANSCRIPT

Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Operator

[OPERATOR INSTRUCTIONS]

Your next question is a follow-up from the line of Mark Husson.

Please proceed.

Mark Husson - HSBC Investment Bank - Analyst

Just to stay, on lottery then, can you just remind us when lottery normalizes — when most of your stores would have had it for a full year?

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes. Let me give you the roll-out of that.

We really started a significant part of our roll-out about a year ago. We brought the State of Iowa online in late-December and in January. After that, we brought the State of Illinois online, basically, February, March. Then April, May, we completed the roll-out with the State of Missouri.

We still have 15 stores — I believe in Kansas — that don’t sell lotto. Nearly all the stores, now, sell lottery, so the complete cycle of that is going to come right about the end of the fiscal year.

But even having said that, we have done same store-sales analysis of the State of Indiana. We’ve had lottery in that state for over two years now. In the second year of lottery sales in the State of Indiana, we saw some significant increases in same-store sales in all categories. My point there is that, even though we cycle against it, I still think there’s incremental gain to be had from the lottery sales, not only from the commissions obviously, but also foot traffic into our stores and subsequent increases in other same-store sales categories.

Mark Husson - HSBC Investment Bank - Analyst

But if you were to think about lottery as a same-store sales number, in Indiana — I know it’s not included in same-store sales, but is that like a 25% increase year-over the prior year, when it was in?

Bill Walljasper - Casey’s General Stores - CFO, VP

We’re seeing double-digit same-store sales increases in the State of Indiana in the second year of lottery sales in most of the categories.

Mark Husson - HSBC Investment Bank - Analyst

Okay.

So it’s a gift that keeps on giving as far as you’re concerned.

Bill Walljasper - Casey’s General Stores - CFO, VP

Well, it certainly appears that that could be the case, yes.

Mark Husson - HSBC Investment Bank - Analyst

So, if it becomes more normal and maybe, in the third year, then you’ve still got another year and a half, or something, of the stuff you just rolled out in the last year or so?

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO, VP

I still think there’s some gains to be had there.

Mark Husson - HSBC Investment Bank - Analyst

Okay.

The other question was — I think another questioner had touched on the subject, but the percentage of sales actually inside the store that happens on credit card? I know it’s probably a lot smaller number than gasoline, but has that been going up too? Does that put pressure on credit card fees?

Bill Walljasper - Casey’s General Stores - CFO, VP

I can tell you that we have, as far as percentage of sales overall, about 33%, of all sales transactions are done by credit card. It’s hard to pull out what you’re looking for because, as I mentioned earlier, we have many customers that will come into the store, they’ll pump gas, come into the store, they’ll buy gas and something inside the store with a credit card. So, to try to break those two apart — it’s a little difficult for us to do that.

But I think that — I think, anecdotally speaking, with increase in retail prices at the gas pump, increase in retail prices with cigarettes and any other item, there’s certainly a tendency for consumers to purchase those items with credit cards before they would cash or debit cards.

Mark Husson - HSBC Investment Bank - Analyst

This is something I don’t understand properly. The credit card readers at the pump, how many stores have got all those now? Don’t people have to pay first for their gas, and then, come in afterward?

Bill Walljasper - Casey’s General Stores - CFO, VP

All of our stores have pay-at-the-pump.

Mark Husson - HSBC Investment Bank - Analyst

Right.

Bill Walljasper - Casey’s General Stores - CFO, VP

Now, probably, only about 50 or so stores have the actual debit card — you can pay with a debit card at the pump.

Mark Husson - HSBC Investment Bank - Analyst

I’m just wondering, in terms of the two transactions — transactions in the stores and transactions in the pump, surely those are two credit card transactions. because the first transaction would happen and be over with, and then, they would have to come in and make a separate transaction in the store.

Bill Walljasper - Casey’s General Stores - CFO, VP

Yes — I don’t have that number in front of me. We can get that number. I’m not sure it’s going get you the complete answer you’re looking for because of the fact that people do pay, in many cases, with the credit card swipe that we do both inside and gas.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Mark Husson - HSBC Investment Bank - Analyst

I think it would be interesting, not just because of the pressure that it brings on SG&A, but also, it would give a little window into the pressure that maybe consumers are feeling, some of these who are typically cash purchases are now becoming capital purchases, even inside the store. That will give us a little window into the health of the consumer, too.

Bill Walljasper - Casey’s General Stores - CFO, VP

I tell you what, over the course of this next quarter, Mark, I’ll do a little work on that, and come the conference call at the end of the fourth quarter, I’ll have some information for you.

Mark Husson - HSBC Investment Bank - Analyst

Okay. Great.

Thank you.

Bill Walljasper - Casey’s General Stores - CFO, VP

You bet.

Operator

Sir, your next question comes from the line of Jessy Hayem of Desjardins Securities.

Please proceed.

Jessy Hayem - Desjardins Securities - Analyst

Thank you.

Just a question that was asked earlier on the fact that the Midwest margins, on the gasoline side, tend to be lower than other regions. I am under the impression that, as you mentioned, that the competitive market being more difficult is related to the fact that there’s a lot of hyper-market selling gasoline in that market. First, am I correct in that assumption?

And second, if that is the case, do you feel that he market is pretty much saturated with these kind of retailers selling gasoline in the area?

Bill Walljasper - Casey’s General Stores - CFO, VP

I’m not sure that I would say that in our market, it’s saturated with the hyper-market selling gasoline. My comment more was that we are not as affected by those big-box retailers selling gasoline as, perhaps, some other people because we were in the rural areas.

The competitive nature’s going to be somewhat fragmented throughout our nine states. In some areas, it’s going to be due to the big-box retailers putting pressure on the gas margin, and some other, it’s going to be just due to some other convenience store chains, rather retailers of gasoline, that are just wanting to be more competitive and drive gallons, as opposed to looking at a margin. So, it will be fragmented throughout our nine-states area. Just a competitive atmosphere in the Midwest versus, maybe, a different part of the country.

Jessy Hayem - Desjardins Securities - Analyst

Okay. Great.

Thank you.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

And just a second question again on the point-of-sales counters that you’ve installed. You mentioned that you pretty much benefited from the greater traffic from these use of these point-of-sales. You did mention, however, that the full impact is not there yet, because, as you mine the data, obviously, all the information you can get from that to list the margins eventually, but trying to understand, in terms of the split, my understanding is that you get a first split from — an automatic split — from reducing the shrink and managing inventory better. Is that pretty much in your numbers, and if you could quantify, roughly, what that would be on the basis point change?

Bill Walljasper - Casey’s General Stores - CFO, VP

Well, I don’t have a quantification for you on that, but you’re right on point with your early comment.

Is that — since we just completed the roll-out in the third quarter, there’s certainly opportunities for us to gain some traction in a number of areas. It’s going to be, again, imagine, we try to drive gross profit dollars, so we’re going to try to gain traction, not only in continuing to drive our sales, but also look for margin expansion opportunities.

Intuitively, you’re correct that by having a better management of inventory, you’re going, certainly, to reduce your shrink factor. For us, however, it’s just really hard for us to quantify that yet because, like I say, we just rolled out the point-of-sale systems, we’ve haven’t cycled through that whole year. So, I think as we get further down the learning curve, we’ll be able to better quantify what that shrink factor would be.

Jessy Hayem - Desjardins Securities - Analyst

Great.

Thank you.

Operator

Your next question is also a follow-up from the line of Chuck Sarnowski.

Please proceed.

Chuck Sarinoski - KeyBanc - Analyst

Bill, a couple of things — first, real simple, I didn’t catch what the price per pound was you locked the cheese in at?

Bill Walljasper - Casey’s General Stores - CFO, VP

Our total cost is $1.56.

Chuck Sarinoski - KeyBanc - Analyst

$1.56.

Bill Walljasper - Casey’s General Stores - CFO, VP

That would include freight, processing, shredding, everything.

Chuck Sarinoski - KeyBanc - Analyst

Okay.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

Can you talk to us about stock repurchase activity? Do you think it more when you see how volatile the stock prices around the gasoline market?

Bill Walljasper - Casey’s General Stores - CFO, VP

As far as stock repurchase, we’ve only done two of those in the history of the Company. I think the last one was done back in ‘99. We certainly look at that from time-to-time.

A lot of things go into that, obviously, one would be where the price of the stock is. If we think we have a buying opportunity, we may come into that, but it’s certainly discussed internally.

Chuck Sarinoski - KeyBanc - Analyst

Does the volatility of stack around gas prices enter into that as a way to opportunistic way to approach the repurchasing activity?

Bill Walljasper - Casey’s General Stores - CFO, VP

Not really.

We understand the gas market pretty well. We understand there’s going to be volatility on a short-term basis, but we’re going to have fair amount of stability on a longer-term basis. So, that doesn’t really come into the equation.

Chuck Sarinoski - KeyBanc - Analyst

Okay.

Thanks, Bill.

Bill Walljasper - Casey’s General Stores - CFO, VP

Thanks.

Operator

Sir, at this time, I’m showing no further questions.

Bill Walljasper - Casey’s General Stores - CFO, VP

Great.

Thank you for joining us this morning.

This month, we will be releasing same-store sales a little earlier than normal. February same-store sales will be released this Friday, March 10, at 3:00 PM CST, due to the fact that I will be out of office all of next week.

So, look for those tomorrow at 3:00 PM CST, and thank you for joining us.

Operator

Once again, ladies and gentlemen, we thank you for your participation in today’s conference.

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Mar. 09. 2006 / 10:30AM, CASY - Q3 2006 Casey’s General Stores Earnings Conference Call

This concludes the presentation.

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